Exhibit 99.1

RETAIL PROPERTIES OF AMERICA, INC.

PROVIDES BUSINESS UPDATE

Oak Brook, IL – July 6, 2020 – Retail Properties of America, Inc. (NYSE: RPAI) (the “Company”) today provided an update on cash rent collection statistics for the months of April, May, and June 2020. Compared to the previously reported 60.3% of April rent collected as of May 28, 2020, the Company has received 67.4% of April rent as of June 30, 2020. Compared to the previously reported 52.4% of May rent collected as of May 28, 2020, the Company has received 63.7% of May rent as of June 30, 2020. Rent collection for June as of June 30, 2020 totals 64.7%, ahead of the realized collection pace of both April and May during the same days of those calendar months. In the aggregate, the Company has collected 65.3% of second quarter 2020 rent as of June 30, 2020.

April, May, and June 2020 Rent Collections as of June 30, 20201

	% of Total ABR	% of April Rent Collected	% of May Rent Collected	% of June Rent Collected	% of Q2 2020 QTD Rent Collected
Essential	30.6%	96.4%	95.9%	93.6%	95.3%
Office	6.3%	89.8%	91.8%	86.2%	89.3%

Subtotal: Essential and Office	36.9%	95.3%	95.2%	92.3%	94.3%
Restaurants – Quick Service	7.2%	63.8%	67.4%	67.1%	66.1%
Restaurants – Full Service	8.8%	52.7%	53.8%	49.7%	52.1%

Subtotal: Restaurants	16.0%	58.0%	60.0%	57.8%	58.6%
Non-Essential	47.1%	48.6%	40.0%	45.2%	44.6%

Total Operating Portfolio	100.0%	67.4%	63.7%	64.7%	65.3%

(1) The classification of tenant type, including the classification between essential and non-essential, is based on management’s understanding of the tenant operations and may not be comparative to similarly titled classifications by other companies. The table is based on annualized base rent (ABR) of leases in effect as of March 31, 2020.

“With 90% of our portfolio square footage open as of July 2, up from 79% as of May 29, we have sustained the positive business momentum we outlined during our business update in early June,” stated Steven Grimes, chief executive officer. “We continue our broad-based efforts to support our tenants’ reopening efforts as well as to promote a safe and accommodating environment for consumer activity.”

Based, in part, on the upward trajectory of daily cash collections in May and June, and the ongoing re-opening of the Company’s tenant base, the Company repaid substantial amounts during June on its $850 million unsecured revolving line of credit (the “revolver”), which was nearly fully drawn on March 31, 2020. As of June 30, the Company had $135 million outstanding on the revolver and $715 million in revolver availability.

ABOUT RPAI

Retail Properties of America, Inc. is a REIT that owns and operates high quality, strategically located open-air shopping centers, including properties with a mixed-use component. As of March 31, 2020, the Company owned 102 retail operating properties in the United States representing 20.0 million square feet. The Company is publicly traded on the New York Stock Exchange under the ticker symbol RPAI. Additional information about the Company is available at www.rpai.com.

CONTACT INFORMATION

Michael Gaiden

Vice President – Capital Markets and Investor Relations

Retail Properties of America, Inc.

(630) 634-4233